Exhibit 10.22

ENGILITY HOLDINGS, INC.
SECOND AMENDED AND RESTATED
2012 LONG TERM PERFORMANCE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(3 year staged vesting)

This Restricted Stock Unit Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between Engility Holdings, Inc., a Delaware corporation (the “Corporation”), and the Participant (as defined below).

1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Cause” means the Participant’s: (i) intentional failure to perform reasonably assigned duties, which failure the Participant does not cure within fifteen days of the Corporation providing written notice of such failure; (ii) personal dishonesty or willful misconduct in the performance of duties; (iii) breach of fiduciary duties to the Corporation involving personal profit; (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or (v) any act by a Participant involving fraud, any breach by Participant of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or any willful or grossly negligent act by the Participant resulting in an investigation by the Securities and Exchange Commission, which, in the case of this subdivision (v), the Board reasonably determines materially adversely affects the Corporation or the Participant’s ability to perform his or her duties to the Corporation. For purposes of this definition, an act, or failure to act, on Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the action or omission was in the best interest of the Corporation. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.
(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(c)    “Good Reason” means any of the following actions, without the Participant’s express prior written approval: (i) any material reduction in base salary, annual cash incentive opportunity or long-term incentive opportunity, (ii) subject to the terms and conditions of the applicable plan(s), any failure by the Corporation to continue to provide employee benefits to the Participant that are substantially similar in the aggregate to those afforded to persons of comparable title and position of the Corporation or applicable Subsidiary (for this purpose employee benefits shall mean retirement, fringe and welfare benefits); (iii) any material adverse change in the Participant’s duties or responsibilities; (iv) any relocation of the Participant’s principal place of business of 50 miles or more, provided that such relocation also increases the Participant’s commute by at least 25 miles; or (v) any failure to pay amounts earned by the Participant within ten (10) days after the date such compensation is due. For purposes of this definition, “Corporation” includes any applicable Subsidiary, Successor and any Subsidiary of a Successor.
(d)    “Grant Date” shall mean [MM/DD/YY].
(e)    “Participant” shall mean [EMPLOYEE NAME].
(f)    “Restricted Units” shall mean [# OF RSUs] restricted stock units.
(g)    “Section 409A Change in Control Event” shall mean a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code.
(h)    “Shares” shall mean a number of shares of the Corporation’s Common Stock, par value $0.01 per share, equal to the number of Restricted Units.
(i)    “Successor” means the entity surviving a Change in Control (as defined in the Plan) transaction involving the Corporation or Engility Corporation, and includes any entity of which such survivor is a Subsidiary and any entity that acquires all or substantially all of the assets of the Corporation.

2.    Grant of Units. The Corporation hereby grants the Restricted Units to the Participant, each of which represents the right to receive one Share (or cash in lieu of Share as provided in Section 13 below) upon the expiration or termination of the Restricted Period (as defined below), subject to the terms, conditions and restrictions set forth in the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan (the “Plan”) and this Agreement.

3.    Restricted Unit Account. The Corporation shall cause an account (the “Unit Account”) to be established and maintained on the books of the Corporation to record the number of Restricted Units credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Corporation.

4.    Restricted Period. Except as otherwise provided in paragraphs 6 and 7 hereof, the “Restricted Period” (i) with respect to one-third (1/3) of the Restricted Units shall mean the period beginning on the Grant Date and expiring on the first anniversary of the Grant Date, (ii) with respect to an additional one-third (1/3) of the Restricted Units shall mean the period beginning on the Grant Date and expiring on the second anniversary of the Grant Date, and (iii) with respect to the remaining one-third (1/3) of the Restricted Units shall mean the period beginning on the Grant Date and expiring on the third anniversary of the Grant Date. Upon the expiration or termination of the Restricted Period, the Restricted Units shall be settled in accordance with Section 13.

5.    Restrictions on Transfer During Restricted Period. Until the Restricted Period has expired or terminated, the Restricted Units shall not be sold, assigned, transferred, pledged, hypothecated, loaned, or otherwise disposed of, and during the Participant’s lifetime the Participant’s rights with respect to the Restricted Units shall be exercised only by such Participant or by his or her guardian or legal representative, except that the Restricted Units may be transferred by will or by the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 5 shall be null and void.

6.    Change in Control During Restricted Period. Unless otherwise determined by the Committee, upon the occurrence of a Change in Control in which the Successor assumes the Award granted hereby, the Restricted Period shall not terminate and the Restricted Period and the Restricted Units shall continue to be governed hereby and settled in accordance with Section 13; provided, however, in the event the Participant’s employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Participant, following the Change in Control and prior to the expiration of the Restricted Period, the unvested Restricted Units shall immediately vest (and the Restricted Period with respect thereto shall immediately terminate) and be settled in accordance with Section 13 (subject to Section 26) upon the Participant’s termination of employment. In the event of a Section 409A Change in Control in which the Successor does not assume this Award, the Restricted Period shall automatically terminate and the Restricted Units shall thereafter be settled in accordance with Section 13. In the event of any other Change in Control in which the Successor does not assume this Award, the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the Restricted Units shall thereafter be settled in accordance with Section 13) upon the earliest to occur of: (a) a Section 409A Change in Control Event, (b) the Participant’s death, (c) the six-month anniversary of the termination of the Participant’s employment with the Corporation and its subsidiaries due to “disability” (as defined in Section 7(c) hereof) or (d) its regularly scheduled termination date.

7.    Termination of Employment During Restricted Period.

(a)    In the event that the Participant’s employment with the Corporation and its subsidiaries is terminated (other than by reason of death, “retirement” or “disability,” as defined below) prior to the expiration or termination of the Restricted Period and prior to the occurrence of a Change in Control, the Participant shall forfeit the Restricted Units and all of the Participant’s rights hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan). The Participant’s rights to the Restricted Units shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Corporation or any of its subsidiaries.

(b)    In the event the Participant terminates employment with the Corporation and its subsidiaries because of “retirement” prior to the expiration or termination of the Restricted Period, the provisions of Section 7(a) shall not apply, the Restricted Period shall not be affected and shall expire with the passage of time in accordance with paragraph 4, except that (i) in the event that the Participant dies following retirement but prior to the expiration of the Restricted Period, the Restricted Period shall immediately terminate and the Restricted Units shall thereafter be settled with the Participant’s transferee(s) in accordance with Sections 5 and 13, (ii) in the event of a Section 409A Change in Control Event following a “retirement”, the Restricted Period shall immediately terminate and the Restricted Units shall be settled in accordance with Section 13 upon the Section 409A Change in Control Event, and (iii) in the event of any other Change in Control, the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the Restricted Units shall thereafter be settled in accordance with Section 13) upon the earliest to occur of: (A) a Section 409A Change in Control Event, (B) the Participant’s death, or (C) its regularly scheduled termination date.

(i)    For purposes of this Agreement, “retirement” means the Participant (A) terminates employment with the Corporation and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination) after February 23, 2018, (B) is available for consultation with the Corporation or any of its subsidiaries at the reasonable request of the Corporation or one of its subsidiaries and (C) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Corporation and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(ii)    Notwithstanding the foregoing, the Participant shall forfeit all rights to the unsettled Restricted Units if following retirement and during the Restricted Period applicable to such unsettled Restricted Units the Participant (A) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carries on, is engaged in or has any financial interest in, any (i) entity which is in Competition with the business of the Corporation or its Affiliates or (ii) Competitive Activity or (B) on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicits or offers employment to any person who is or has been employed by the Corporation or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation.

(A)    an entity shall be deemed to be in “Competition” with the Corporation or its Affiliates if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Corporation or its Affiliates as a part of the business of the Corporation or its Affiliates within the same geographic area in which the Corporation effects such sales or dealings or renders such services at the Relevant Date;

(B)     “Competitive Activity” shall mean any business into which the Corporation or any of its Affiliates has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Corporation or its Affiliates if such steps had been completed prior to the Relevant Date; and

(C)    “Relevant Date” shall mean the effective date of the termination of the Participant’s employment with the Corporation and its subsidiaries.

(c)    If the Participant’s employment with the Corporation and its subsidiaries is terminated because of death, the Restricted Period shall automatically terminate and the Restricted Units shall thereafter be settled with the Participant (or to the Participant’s transferee(s) under Section 5 as the case may be) in accordance with Section 13. If the Participant’s employment with the Corporation and its subsidiaries is terminated because of “disability,” the provisions of Section 7(a) shall not apply, the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the Shares shall thereafter be settled in accordance with Section 13) upon the earliest to occur of: (i) the six-month anniversary of the date of termination, (ii) the Participant’s death, (iii) a Section 409A Change in Control Event or (iv) its regularly scheduled termination date. For purposes of this Agreement, disability means the Participant, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Corporation or a subsidiary in which the Participant is eligible to participate.

(d)    Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement shall be determined by the Committee or (with respect to any employee other than an “Executive Officer” as defined under the Plan) its designee (who, at the date of this Agreement, shall be the Corporation’s Senior Vice President and Chief Human Resources Officer), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment.

8.    Dividends. If the Corporation pays a cash dividend on its common stock, the Participant shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the Restricted Units credited to the Participant’s Unit Account as of the record date for the dividend, with each Restricted Unit being equivalent to one share of common stock. The Corporation shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Corporation to evidence the aggregate cash dividend equivalents accrued by the Participant from time to time under this Section. No interest shall accrue on any amounts reflected in the Dividend Account. The Participant’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Corporation. Subject to, and as promptly as practicable following, the settlement of the Restricted Units pursuant to Section 13 hereunder, the Corporation shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Participant (or his or her transferee(s) who receive Shares or cash pursuant to Section 13 hereunder) equal to the aggregate cash dividend equivalents accrued in the Participant’s Dividend Account and the Participant’s Dividend Account shall be eliminated at that time. In the event that the Participant forfeits his or her rights to the Restricted Units, the Participant also shall forfeit his or her rights to any cash dividend equivalents accrued in the Participant’s Dividend Account and the Participant’s Dividend Account shall be eliminated at that time.

9.    No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its subsidiaries, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

10.    No Rights as a Stockholder. The Participant’s interest in the Restricted Units shall not entitle the Participant to any rights as a stockholder of the Corporation. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Corporation in respect of, the Shares unless and until Shares have been issued to the Participant in accordance Section 13.

11.    Adjustments Upon Change in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar capital adjustment, as a result of which shares of any class shall be issued in respect of outstanding shares of the Corporation’s Common Stock or shares of Corporation’s Common Stock shall be changed into a different number of shares or into another class or classes or into other property or cash, the Restricted Units, the Participant’s Unit Account and/or the Shares shall be adjusted to reflect such event so as to preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Corporation’s Common Stock (whether in the form of cash or other property).

12.    General Restrictions. Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to issue or transfer the Shares as contemplated by this agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Corporation’s shares are listed for trading.

13.    Settlement of Restricted Units. The Participant shall be entitled to settlement of the Restricted Units covered by this Agreement at the time that the Restricted Period ends with respect to such Restricted Units pursuant to this Agreement. Subject to Section 14, such settlement shall be made as promptly as practicable thereafter (and in any event within 75 days of the termination or expiration of the Restricted Period) through, in the sole discretion of the Committee, either (a) the issuance to the Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) of a stock certificate (or evidence such Shares have been registered in book entry form in the name of the Participant with the relevant stock agent) for a number of Shares equal to the number of such vested Restricted Units, or (b) a payment of cash to the Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) equal to the Fair Market Value of the Shares that would otherwise have been issued pursuant to (a) above; provided, that if the termination of the Restricted Period results from a Section 409A Change in Control Event, then notwithstanding the foregoing, the Shares (or cash) shall be paid within 30 days of the Section 409A Change in Control Event. Upon the settlement of the Restricted Units, the Participant’s Unit Account shall be eliminated. Notwithstanding the provisions of this Section, if the Restricted Units have been transferred in accordance with the provisions of Section 5 prior to the settlement of the Restricted Units in accordance with this Section, then the issuance of the Shares or the payment of cash in lieu thereof shall be made to the transferee(s).

14.    Tax Withholding. Upon the expiration or termination of the Restricted Period, the Participant shall remit to the Corporation the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (“Withholding Taxes”) as a condition to the Corporation’s issuance of any Shares (or payment of cash) as provided in Section 13. The payment shall be in (i) cash, (ii) the delivery of Shares, (iii) in the sole discretion of the Committee, a reduction in the number of Shares otherwise issuable or deliverable or other amounts otherwise payable to the Participant pursuant to this Agreement, or (iv) a combination of (i), (ii) and/or (iii). The value of any Shares delivered or withheld as payment in respect of withholding tax requirements shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery. In the event that Withholding Taxes are satisfied by withholding a portion of the Shares otherwise issuable or deliverable to the Participant pursuant to this Agreement, the Corporation shall not withhold any Shares in excess of the minimum number of Shares necessary to satisfy the applicable Withholding Taxes.

15.    Subsidiary. As used herein, the term “subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

16.    Plan Governs. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

17.    Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but, subject to the terms and conditions of the Plan and this Agreement, only by a written instrument executed by the parties hereto.

18.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

19.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

20.    Successors in Interest.     This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

21.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Restricted Units. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

22.    Resolution of Disputes.     Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

23.    Data Privacy Consent. As a condition of the grant of the Restricted Units, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its subsidiaries, and details of all restricted units or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and any of its subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired under the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

24.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Restricted Units contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time; (b) the grant of Restricted Units is a one-time benefit that does not create any contractual or other right to receive future grants of restricted units, or benefits in lieu of restricted units; (c) all determinations with respect to future grants of restricted units, if any, including the grant date, the number of Shares granted and the restricted period, will be at the sole discretion of the Corporation; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Restricted Units is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of restricted units are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to restricted unit proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

25.    Award Administrator. The Corporation may from time to time to designate a third party (an “Award Administrator”) to assist the Corporation in the implementation, administration and management of the Plan and any Restricted Units granted thereunder, including by sending Award Letters on behalf of the Corporation to Participants, and by facilitating through electronic means acceptance of Restricted Unit Agreements by Participants.

26.    Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, settlement of this Award may not occur at the time contemplated by the terms of this Agreement without causing the Participant to be subject to taxation under Section 409A of the Code, the Corporation will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment.

27.    Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Corporation may elect to issue or deliver such Shares in book entry form in lieu of certificates.

28.    Acceptance. This Agreement shall not be enforceable until it has been executed by the Participant. In the event the Corporation has designated an Award Administrator, the acceptance (including through electronic means) of the Restricted Unit award contemplated by this Agreement in accordance with the procedures established from time to time by the Award Administrator shall be deemed to constitute the Participant’s acknowledgment and agreement to the terms and conditions of this Agreement and shall have the same legal effect in all respects of the Participant having executed this Agreement by hand.

By:    ENGILITY HOLDINGS, INC.

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Wayne M. Rehberger
Senior Vice President and Chief Financial Officer

————————————————————
Thomas O. Miiller
Senior Vice President, General Counsel and
Corporate Secretary

Acknowledged and Agreed
as of the date first written above:

______________________________
Participant Signature